Exhibit 99.(d)(2)(Z)(ii)

FIRST AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This First Amendment to the American Beacon Funds Investment Advisory Agreement (“First Amendment”) is effective as of November 12, 2025, by and among American Beacon Funds, a Massachusetts Business Trust (“Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Ninety One North America, Inc., a Delaware corporation (the “Adviser”);

WHEREAS, the Trust, the Manager and the Adviser entered into an Investment Advisory Agreement dated as of August 21, 2024 (the “Agreement”); and

WHEREAS, the parties desire to amend Schedule A of the Agreement, as more particularly set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.       Amendment to the Agreement.

Schedule A to the Agreement shall be replaced in its entirety with the attached Schedule A.

2.       Miscellaneous.

(a)       Except as expressly amended by this First Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the day and year first written above.

Ninety One North America, Inc.		American Beacon Advisors, Inc.

By:	/s/ Dana Troetel	By:	/s/ Rebecca L. Harris
Name:	Dana Troetel		Rebecca L. Harris
Title:	CCO; Head of Legal, Americas		Sr. Vice President & Chief Operating Officer

American Beacon Funds

By:	/s/ Andre van Heerden	By:	/s/ Gregory J. Stumm
Name:	Andre van Heerden		Gregory J. Stumm
Title:	Business Director – North America		President
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Schedule A

To the

Investment Advisory Agreement

Among

American Beacon Funds

American Beacon Advisors, Inc.

and

Ninety One North America, Inc.

The American Beacon Funds (the “Trust”) solely on behalf of its series, American Beacon Ninety One Emerging Markets Equity Fund, American Beacon Ninety One Global Franchise Fund, American Beacon Ninety One International Franchise Fund, and American Beacon Developing World Income Fund, severally and not jointly, (each a “Fund” or collectively, the “Funds”), shall pay Ninety One North America, Inc. (“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to each Fund the following fee for all Fund assets under Adviser’s management based on the Fund’s official records pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc., and the Adviser for rendering investment management services with respect to the Fund.

American Beacon Ninety One Emerging Markets Equity Fund

0.40% of assets under management

American Beacon Ninety One Global Franchise Fund

0.40% of assets under management

American Beacon Ninety One International Franchise Fund

0.40% of assets under management

American Beacon Developing World Income Fund

0.50% of assets under management

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

Dated: as of November 12, 2025

[SIGNATURE PAGE FOLLOWS]

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Ninety One North America, Inc.		American Beacon Advisors, Inc.

By:	/s/ Dana Troetel	By:	/s/ Rebecca L. Harris
Name:	Dana Troetel		Rebecca L. Harris
Title:	CCO; Head of Legal, Americas		Sr. Vice President & Chief Operating Officer

American Beacon Funds

By:	/s/ Andre van Heerden	By:	/s/ Gregory J. Stumm
Name:	Andre van Heerden		Gregory J. Stumm
Title:	Business Director – North America		President
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